UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 22, 2025
Energy Vault Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39982	85-3230987
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4165 East Thousand Oaks Blvd., Suite 100 Westlake Village, California	91362
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (805) 852-0000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NRGV	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.
On September 22, 2025, Energy Vault Holdings, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with YA II PN, Ltd. (the “Investor”), pursuant to which the Company agreed to issue and sell up to $50.0 million in aggregate principal amount of senior unsecured convertible debentures (the “Debentures”) in multiple tranches. The initial $30.0 million tranche was funded at closing; within ten business days following the closing of a preferred equity investment and subject to the effectiveness of a resale registration statement, the Company may draw an additional $20.0 million.
Key Terms of the Funding Agreement:
•Proceeds to be used for general corporate working capital and to support storage project development, construction, and related growth initiatives.
•Debentures were issued at 97% of principal
•18-month maturity with 7% annual interest rate (18% during an uncured event of default)
•Conversion price of $4.50 per share for the initial tranche, equal to 150% of the Bloomberg volume-weighted average price (“VWAP”) of the Common Stock on the trading day prior to the closing of each tranche (the “Fixed Price”)
•Beginning on the 65th day after the applicable closing and monthly thereafter (each, a “Payment Date”), the Company must satisfy scheduled installments consisting of principal and accrued interest. For each $10 million of original principal, the installment principal amounts are $0.4 million for the first Payment Date, $0.6 million for the next 13 Payment Dates, $0.8 million for the next Payment Date, and $1.0 million due at maturity.
On any Payment Date when the daily VWAP has exceeded the Fixed Price by at least 15% for each of the five prior trading days, no installment is due. For any installment, the Company may (i) pay cash plus a payment premium equal to 7% of the principal portion paid (the “Payment Premium”), (ii) elect to allow the Investor to convert the unpaid installment at a price equal to the lower of (A) the Fixed Price or (B) 97% of the lowest daily VWAP during the four trading days prior to conversion (subject to the floor price described below), or (iii) satisfy an installment through a combination of cash and conversion
The conversion price for installment conversions will not be less than a floor price equal to 20% of the VWAP on the trading day prior to closing (the “Floor Price”). The Investor may not convert the Debentures for shares representing more than 19.99% of the Company’s outstanding Common Stock as of closing unless stockholder approval to exceed such cap is obtained in accordance with the rules and regulations of the New York Stock Exchange (the “Exchange Cap”). In addition, the Investor may not convert Debentures for shares if it would result in the Investor beneficial owning more than 4.99% of the Company’s Common Stock, which may be increased to 9.99% with the Company’s consent. If (i) the Common Stock trades below the Floor Price for any 5 of 7 consecutive trading days, (ii) the Company has issued in excess of 99% of the shares available under the Exchange Cap without requisite stockholder approval, or (iii) starting 60 days after issuance, the Investor cannot use the resale registration statement for 10 consecutive trading days (each, an “Amortization Event”), then the required monthly installment increases to the greater of the scheduled amount and 20% of then-outstanding principal, and the cash Payment Premium on such installment increases to 10%. If the Investor converts at the Fixed Price or the Company prepays principal, the converted or prepaid amount reduces future installments starting from the maturity date and moving backwards.
The Company may redeem Debentures for cash upon advance notice when the VWAP is below the Fixed Price (with the applicable Payment Premium). If a change of control occurs, the Company may redeem all outstanding Debentures at 110% of principal.
In connection with the Purchase Agreement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investor, pursuant to which the Company agreed to file a registration statement covering the resale of the Common Stock issuable upon conversion of the Debentures within 10 business days after closing and to use commercially reasonable efforts to obtain effectiveness within 60 days. The Purchase Agreement includes customary covenants and restrictions, including a prohibition on variable-rate transactions while amounts may be or are outstanding, limitations on additional indebtedness and liens subject to agreed exceptions

(including specified project-level indebtedness for subsidiaries such as Calistoga and Cross Trails and certain refinancings), and limitations on the Company’s use of existing equity lines without Investor consent. The Company may utilize its at-the-market equity (“ATM”) program only if specified conditions are satisfied, applying 25% of gross ATM proceeds to reduce Debenture principal on the back end of the schedule, and observing a cooling-off period of three trading days after an Investor market-price conversion; if the ATM is used in any calendar month, the next scheduled amortization payment will be convertible at the Investor’s election. Any subsidiary that directly receives Debenture proceeds must guarantee the Company’s obligations. The Investor agreed not to engage in short sales of the Company’s equity, but may sell shares corresponding to submitted conversions.
Net proceeds are expected to be used to fund, directly or indirectly, general working capital, development, construction and/or investment in energy storage projects and general corporate and administrative expenses. The Debentures and related definitive agreements are governed by New York law.
The Debentures and the shares of Common Stock issuable upon conversion thereof have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were offered and sold in a private placement in reliance on Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D thereunder. The Investor represented that it is an accredited investor.
The foregoing description of the Purchase Agreement, the Debentures and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of each such agreement, which the Company expects to file as exhibits to a subsequent Current Report on Form 8-K or the Company’s next periodic report and incorporate herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 of this Current Report with respect to the Debentures is incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities.
Debentures
The disclosure set forth above in Item 1.01 of this Current Report relating to the issuance of shares of Common Stock to the Investor pursuant to the Purchase Agreement, including any shares to be issued in connection with a conversion of the Debentures, and relating to the issuance of the Debentures, is incorporated by reference herein in its entirety. The offer and sale of shares of Common Stock and the issuance of the Debentures pursuant to the Purchase Agreement was and will be made in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Warrants
On August 18, 2025, the Company completed the private sale of an aggregate of 4,500,000 warrants (the “Warrants) to purchase shares of Common Stock at an exercise price ranging from $1.50 per share to $3.00 per share to Dorado Goose LLC, a Puerto Rico limited liability company. The Warrants allow for cashless exercise and are exercisable until August 18, 2027. The exercise price and the number of shares of Common Stock issuable upon exercise are subject to customary anti-dilution adjustments. So long as the Warrants are unexercised, the Warrants do not entitle the holder of any Warrant to any voting rights or any other shareholder rights. The issuance of the Warrants and the shares issuable upon exercise of the Warrants have not been registered under the Securities Act or under any state securities law. The Company believes that the transaction is exempt from registration under Section 4(a)(2) of the Securities Act, and customary legends were affixed to the Warrants and will be affixed to any shares issued upon exercise of the Warrants.
Item 8.01 Other Events.
On September 25, 2025, the Company issued a press release announcing its entry into the Purchase Agreement and Registration Rights Agreement and the issuance of the Debentures to the Investor. A copy of the press release announcing the transaction is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description
99.1	Press release, dated September 26, 2025
104	Cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY VAULT HOLDINGS, INC.

Date: September 25, 2025	By:	/s/ Michael Beer
Name: Michael Beer
Chief Financial Officer